Exhibit 10.29

AGILENT TECHNOLOGIES, INC.

1999 STOCK PLAN

AWARD AGREEMENT FOR BELGIUM

THIS AGREEMENT, dated                      (“Grant Date”) between Agilent Technologies, Inc., a Delaware corporation (the “Company”), and                     ,                      (the “Awardee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 1999 Stock Plan, as amended and restated effective November 18, 2003, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”). A copy of the Prospectus, Grant Notification and the Belgian Tax Undertaking Agreement is available at http://stockoptions.corporate.agilent.com. A copy of the Plan document can be viewed at http://stockoptions.corporate.agilent.com and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee an option (“Option”) to purchase                      shares of the Company’s $0.01 par value voting Common Stock upon the terms and conditions set forth herein.

1.	This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.

2.	The Option price shall be equal to the Fair Market Value (as defined in the Plan document) of the underlying shares on the Grant Date. The Option price shall be per share.

3.	This Option is not transferable by the Awardee except by will or the laws of descent and distribution. During the Awardee’s lifetime, only the Awardee can exercise this Option. This Option may not be transferred, assigned, pledged or hypothecated by the Awardee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.	Subject to accelerated vesting upon the occurrence of certain events as set forth in the Plan, and so long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule: .

An Awardee loses status as an Awardee Eligible to Vest when certain events occur, including but not limited to, termination of employment with the Company or transfer of employment from the Company.

5.	This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan. This means that the Option must be exercised, if at all, on or before .

The Awardee is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.

6.	As set forth in the Prospectus, this Option may be accepted by signing this Award Agreement and returning it to the Company. The Awardee’s shares will not be exercisable until the Company receives this signed Award Agreement.

In addition, Smith Barney must receive an executed authorization form accompanied by payment of the full Option price for the underlying shares, including applicable taxes. Payment may be in cash or shares of the Company’s Common Stock or a combination thereof, provided, however, that any payment in shares shall be in strict compliance with all procedural rules established by the Committee or its authorized delegate(s). In some instances, the Committee or its authorized delegate(s) may also permit payment using a cashless method of exercise. The Company reserves the right to limit availability of certain methods of exercise as it deems necessary.

7.	All rights of the Awardee in this Option, to the extent that it has not vested, shall terminate when Awardee loses status as an Awardee Eligible to Vest, except where such status is lost due to the occurrence of certain events as set forth in the Plan. For example, if status as an Awardee Eligible to Vest is lost because of death, retirement due to age or permanent and total disability, the vesting of unvested Awards will accelerate.

All rights of the Awardee in this Option, to the extent that it has vested but has not been exercised, shall terminate on the earlier of the expiration date or three (3) months after the Awardee loses status as an Awardee Eligible to Vest, except where the Awardee loses such status because of death, retirement due to age or permanent and total disability. In the event of the Awardee’s death, his or her legal representative or designated beneficiary shall have the right to exercise all or a portion of the Awardee’s right under this Option. The representative or designee must exercise the Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan. In case of retirement due to age or permanent and total disability, the Awardee retains rights in this Option until the earlier of the expiration date or three (3) years from the date thereof.

GRANT Belgium (hc)

8.	The Awardee shall remit to the Company payment for all applicable withholding taxes and required social security contributions at the time the Awardee exercises any portion of this Option.

9.	By accepting the grant of this Option, Awardee acknowledges and agrees that: (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the maximum number of shares subject to each option and the option price, will be at the sole discretion of the Company; (iv) participation in the Plan is voluntary; (v) the value of the option is outside the scope of Awardee’s employment contract, if any; (vi) the value of the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) the vesting of any Option ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan document or this Agreement; (viii) if the underlying stock does not increase in value, this Option will have no value, nor does the Company guarantee any future value; (ix) no claim or entitlement to compensation or damages arises if the Option does not increase in value and Awardee irrevocably releases the Company and its subsidiaries from any such claim that does arise.

10.	For the exclusive purpose of implementing, administering and managing Awardee’s stock options, Awardee consents to the collection, receipt, use, retention and transfer, in electronic or other form, of his or her personal data by and among the Company, its subsidiaries, affiliates and third party vendors. Awardee understands that personal data, including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job and payroll location, data for tax withholding purposes and shares of stocks awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of Awardee’s stock options and Awardee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). Awardee understands that these recipients may be located in Awardee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country. Awardee understands that data will be held only as long as is necessary to implement, administer and manage Awardee’s stock option. Awardee understands that he or she may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s legal department representative. Awardee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to accept an Award under the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee may contact the Company’s local legal department representative.

11.	The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California.

12.	Neither the Plan nor this Award Agreement nor any provision under either shall be construed so as to grant the Awardee any right to remain in the employ of the Company or any of its subsidiaries, and it is expressly agreed and understood that employment is terminable at the will of either party.

13.	By accepting the grant of this Option evidenced hereby, the Awardee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Awardee has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Prospectus and Award Agreement. Awardee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.

14.	The Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

15.	The Awardee acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.

16.	The Awardee acknowledges that he or she must sign and return this Award Agreement in order for it to be effective.

Awardee	Agilent Technologies, Inc.

By
«FIRST_NM» «LAST_NM»		Edward W. Barnholt
«EMPL_NR»		Chairman, President and Chief Executive Officer

By
D. Craig Nordlund Senior Vice President, General Counsel and Secretary

Please fax all pages to Shareholder Records, fax number: (650) 752-5741

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

GRANT Belgium (hc)

Award Rejection

(Sign and send this only if you wish to reject your Award)

I do not want to receive this Award and hereby reject it.

Awardee

«FIRST_NM» «LAST_NM»
«EMPL_NR»

Please fax all pages to Shareholder Records, fax number: (650) 752-5741

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

GRANT Belgium (hc)